Exhibit 5.1

Stradling Yocca Carlson & Rauth
A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 4365 EXECUTIVE DRIVE, SUITE 1500 SAN DIEGO, CA 92121 TELEPHONE (858) 926-3000 FACSIMILE (858) 926-3001	ORANGE COUNTY (949) 725-4000
SAN DIEGO (858) 926-3000
SAN FRANCISCO (415) 283-2240
SANTA BARBARA (805) 564-0065
SACRAMENTO (916) 449-2350

July 7, 2011

Single Touch Systems Inc.
2235 Encinitas Boulevard, Suite 210
Encinitas, CA 92024

Re: Single Touch Systems Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Pre-effective Amendment No. 1 to Registration Statement on Form S-1 (registration no. 333-175119) being filed by Single Touch Systems Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, on the date hereof (and as may be further amended or supplemented, the “Registration Statement”) in connection with the offering from time to time by certain holders of 12,180,642 shares of the Company’s Common Stock (the “Selling Stockholder Shares”).

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Selling Stockholder Shares.

Based on the foregoing, it is our opinion that the Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company, and (a) to the extent such Selling Stockholder Shares have already been issued, are outstanding shares, validly issued, fully paid and nonassessable, and (b) to the extent such Selling Stockholder Shares have not already been issued will be (subject to issuance upon exercise of the applicable warrant in accordance with its terms, including if applicable the payment of the indicated exercise price) outstanding shares, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholder Shares or the Registration Statement.

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth

STRADLING YOCCA CARLSON & RAUTH